UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2023

MERUS N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	001-37773	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Uppsalalaan 17 3584 CT Utrecht The Netherlands	Not Applicable
(Address of principal executive offices)	(Zip Code)

+31 85 016 2500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, €0.09 nominal value per share	MRUS	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 14, 2023, the Board of Directors (the “Board”) of Merus N.V. (the “Company”) appointed Gregory D. Perry to serve as the Company’s Chief Financial Officer, effective as of June 14, 2023 (the “Effective Time”). Additionally, Mr. Perry has been designated as the Company’s principal financial officer, succeeding Sven (Bill) Ante Lundberg, M.D., in such role.

In connection with his appointment as the Company’s Chief Financial Officer, on June 14, 2023, Mr. Perry resigned from the Board, effective immediately prior to the Effective Time.

Gregory D. Perry, age 62, has served as a non-executive director on the Board since May 2016 and Vice Chairperson of the Board since August 2018. Mr. Perry served as the Chief Financial Officer at Finch Therapeutics Group, a microbiome therapeutics company, from May 2018 until April 2022. Mr. Perry received a B.A. in Economics and Political Science from Amherst College.

In connection with Mr. Perry’s appointment as the Company’s Chief Financial Officer, on June 14, 2023, Merus US, Inc., a subsidiary of the Company (“Merus US”), entered into an employment agreement with Mr. Perry (the “Employment Agreement”) pursuant to which Mr. Perry will serve as the Chief Financial Officer of the Company and Merus US and will be entitled to an annual base salary of $470,000 and an annual performance-based bonus targeted at 40% of his annual base salary. On June 14, 2023, Mr. Perry was also granted an option under the Company’s 2016 Incentive Award Plan to purchase 372,924 common shares of the Company. The option will vest and become exercisable (subject to Mr. Perry’s continued employment with Merus US or the Company through each applicable vesting date) as to 25% of the underlying shares on the first anniversary of the grant date, with the remaining underlying shares vesting in 36 substantially equal monthly installments thereafter, such that the option shall be vested and exercisable as to all shares on the fourth anniversary of the grant date. Additionally, those unvested options to purchase common shares of the Company previously granted to Mr. Perry under the Company’s Non-Executive Director Compensation Program will be eligible to continue vesting during Mr. Perry’s continued service with Merus US.

Pursuant to the Employment Agreement, if Mr. Perry’s employment is terminated by Merus US without cause or due to his resignation for good reason, then subject to him executing a general release of claims and continuing compliance with a proprietary information agreement, Mr. Perry will be entitled to receive (i) base salary continuation payments for 12 months, (ii) payment for any earned but unpaid annual bonus for the year prior to the year of termination, and (iii) direct payment of or reimbursement for continued medical, dental or vision coverage pursuant to COBRA for up to 12 months. If Mr. Perry’s employment is terminated by Merus US without cause or due to his resignation for good reason, in either case, within 12 months following a change in control of the Company, then subject to him executing a general release of claims and continuing compliance with a proprietary information agreement, Mr. Perry will be entitled to receive, in lieu of the severance payments described above, (i) a lump sum payment equal to one times his base salary and target annual bonus, (ii) payment for any earned but unpaid annual bonus for the year prior to the year of termination, (iii) direct payment of or reimbursement for continued medical, dental or vision coverage pursuant to COBRA for up to 12 months, and (iv) provided that the date of termination occurs more than 12 months following the date of Mr. Perry’s initial service to Merus US or the Company (including service on the Board), accelerated vesting of any portion of his time-based equity awards in the Company that is unvested as of the date of such termination, with any awards that vest in whole or in part based on the attainment of performance-vesting conditions being governed by the terms of the applicable award agreement.

The foregoing description of Mr. Perry’s employment agreement is not complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated as of June 14, 2023, by and between Merus US, Inc. and Gregory D. Perry.

104	Cover Page Interactive Data File (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERUS N.V.

Date: June 15, 2023	By:	/s/ Sven A. Lundberg
	Name:	Sven (Bill) Ante Lundberg, M.D.
	Title:	President and Chief Executive Officer